EXHIBIT 10.1

[***Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. This exhibit is marked with a [***] in places where such information appears in this exhibit.***]

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is entered into as of the Effective Date (defined below) by and between:

①

ROKIT HEALTHCARE Inc., a corporation organized and existing under the laws of the Republic of Korea, having its principal place of business at 12F, 9 Digital-ro 10-gil, Geumcheon-gu, Seoul, Republic of Korea (hereinafter referred to as the “Licensor”), and

②

ROKIT America Inc., a corporation organized and existing under the laws of the state of Delaware, USA, having its principal place of business at 3435 Wilshire Blvd, Ste 2925, Los Angeles, CA 90010, USA (hereinafter referred to as the “Licensee” and, together with the Licensor, the “Parties” and each, a “Party”).

WHEREAS, the Licensor owns all right, title, and interest in and has the right to license to the Licensee the Licensed IP; and

WHEREAS, the Licensee wishes to exploit the Licensed IP in the Territory in connection with the Licensed Products and the Licensor is willing to grant to the Licensee a license to and under the Licensed IP on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURPOSE

Section 1.1 The purpose of this Agreement is to define the rights, obligations, and other relevant matters between the Parties in connection with the grant by the Licensor to the Licensee of an exclusive license and exclusive right to use certain Intellectual Property Rights owned by the Licensor.

ARTICLE 2

DEFINITIONS

Section 2.1 Capitalized terms defined above and elsewhere in this Agreement shall have the meaning ascribed to them where they are defined, and the following capitalized terms shall have the following meanings:

(a) “Affiliate” means any person or entity now or hereafter controlled by, controlling or under common control with a Party. For the purposes of this definition, “control” exists when a person or entity owns or controls, directly or indirectly, 50% or more of the outstanding equity representing the right to vote for the election of directors or other managing authority of the controlled entity.

1

(b) “Business” means the development, manufacturing, researching (including non-clinical and clinical research), testing, and commercialization (including advertising, marketing, promotion, pricing, selling, importing and exporting) of regenerative medicine products and services.

(c) “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by law to be closed for business.

(d) “Control” or “Controlled” means, with respect to any Intellectual Property Rights, the possession by a Party, whether by ownership or license (other than a license granted to such Party under this Agreement), of the right to grant access to or a license (or sublicense) under such Intellectual Property Rights on the terms and conditions set forth in this Agreement.

(e) “Cover” means, as to a particular subject matter at issue and a Valid Claim of a relevant Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale, or importation of such subject matter would infringe such Valid Claim.

(f) “Documentation” means Licensor’s user manuals, handbooks, and installation guides relating to the Licensed Software in any form or media, that describe the functionality, components, features, or requirements of the Licensed Software, including any aspect of the installation, configuration, integration, operation, or use of the Licensed Software.

(g) “Effective Date” means the date that this Agreement is signed or sealed by both Parties.

(h) “Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

(i) “Improvement” means all modifications, corrections and/or improvements to the Licensed IP and/or Licensed Products developed by either Licensor or Licensee.

(j) “Intellectual Property Rights” means all rights in Know-How, Patent Rights, Trademarks, copyrights, and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

(k) “IP Office” means the United States Patent and Trademark Office, United States Copyright office, and all other foreign intellectual property offices or authorities.

(l) “Know-How” means all confidential or proprietary technical information, including Confidential Information (as defined below), know-how, data, inventions, improvements, discoveries, trade secrets, processes, procedures, techniques, developments, compositions, products, compounds, materials, methods, formulas, formulations, protocols, result of experimentation or testing, technology, ideas, or other proprietary information and documentation thereof (including related papers, invention disclosures, laboratory notebooks, technical manuals, drawings, flowcharts, diagrams, and specifications), in each case whether or not copyrightable or patentable, and whether in written, electronic, oral, or any other tangible or intangible form or medium.

2

(m) “Licensed Copyrights” means all works of authorship and all other copyrightable materials created or owned by Licensor relating to the Licensed Products.

(n) “Licensed Data” means all data obtained by Licensor regarding any product studies, test results, research and development activities and independent focus group studies for all applications and uses of the Licensed IP or Licensed Products.

(o) “Licensed Improvements” means Improvements developed by or otherwise proprietary to Licensor.

(p) “Licensed IP” means the Licensed Copyrights, Licensed Data, Licensed Improvements, Licensed Know-How, Licensed Patents, Licensed Software, and Licensed Trademarks.

(q) “Licensed Know-How” means all Know-How that is: (a) useful or necessary for the production, manufacture, use, offer for sale, sale, importation marketing, promotion, advertising or commercialization of any Licensed Product in the Territory; or (b) embodied in any Licensed Product.

(r) “Licensed Patents” means (i) the patents and patent applications listed in Appendix 1, all patents issuing from the patent applications listed in Appendix 1, and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing and (ii) any Patent Rights in the Territory Controlled by Licensor that (A) claim priority directly or indirectly to, or have common priority with, any of the patents and patent applications listed on Appendix 1 or (B) Cover Licensed Know-How.

(s) “Licensed Products” means (i)(A) a 3D bioprinter marketed as of the Effective Date under the name ‘Dr. INVIVO 4D2D’ and ‘APLICOR 3D’ (in USA only), (B) an organ regeneration treatment system in a kit marketed as of the Effective Date under the name ‘Dr. INVIVO AI Regen KIT’ and ‘APLICOR 3D KIT’ (in USA only), and (C) an AI-assisted wound scanning software marketed as of the Effective Date under the name ‘AiD Regen’; and (ii) all other products and services that are Covered or embodied by or that use, incorporate or contain processes or methods that are described in, relate to, or are Covered or embodied by (A) one or more Valid Claim and/or (B) any other Licensed IP, in each case of (ii)(A) and (ii)(B) as may be agreed in writing by the Parties prior to commercialization.

(t) “Licensed Software” means all software and firmware, including the source code, object code and all other programming incorporated in or otherwise associated with the Licensed Products.

(u) “Licensed Trademarks” means (i) the Trademarks and registrations and applications therefor set forth on Appendix 1 and (ii) all other Trademarks Controlled by the Licensor that (A) are used by the Licensor in connection with the Licensed Products as of the Effective Date or (B) are used by the Licensor in connection with the Licensed Products after the Effective Date with the Licensor’s permission, which shall not be unreasonably withheld, conditioned or delayed; in each case of (i) and (ii), whether registered or unregistered, including any applications and registrations which may be granted pursuant to such applications.

3

(v) “Maintenance Release” means any update, upgrade, release, or other adaptation or modification of the Licensed Software, including any updated Documentation, that Licensor may generally provide to its licensees from time to time during the Term (defined below), which may contain, among other things, error corrections, enhancements, improvements, or other changes to the user interface, functionality, compatibility, capabilities, performance, efficiency, or quality of the Licensed Software, and includes all New Versions.

(w) “Net Sales” means the gross amount received by the Licensee from a third party for the sale to such third party of Licensed Products less the sum of the following deductions and offsets allowed, accrued, paid, or taken: (i) discounts and rebates allowed in amounts customary in the trade; (ii) sales, tariff duties, and excise, use, and value-added taxes; (iii) costs of packing, insurance, delivery charges, outbound transportation prepaid or allowed; (iv) amounts allowed or credited on returns; and (v) commissions to agents.

(x) “New Version” means any new version of the Licensed Software that the Licensor may from time to time introduce and market, as may be indicated by Licensor’s designation of a new version number.

(y) “Patent Rights” means all rights and interests in issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models).

(z) “Territory” means the continents of North America and South America.

(aa) “Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

(bb) “Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by the Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

4

ARTICLE 3

TERM OF AGREEMENT

Section 3.1 The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Article 11, shall continue in full force and effect in perpetuity (the “Term”).

ARTICLE 4

GRANT OF EXCLUSIVE LICENSE AND EXCLUSIVE RIGHT TO USE

Section 4.1 The Licensor hereby grants to the Licensee an exclusive, irrevocable, sublicensable, non-transferable (other than as set forth herein), right and license to use the Licensed IP to make, have made, use, offer to sell, sell, have sold, import and export Licensed Products in the Territory, including:

(a) use the Licensed IP on the Licensed Products and on packaging, documentation (e.g., user manuals and product specification sheets), advertising (whether in print, broadcast, digital or other media) and other marketing materials used in furtherance of or otherwise in connection with the commercialization of the Licensed Products in the Territory;

(b) copy, reproduce, modify, publish, display, publicly perform and make derivative works based on the Licensed Copyrights in the Territory;

(c) incorporate the Licensed IP and Licensed Products, in whole or in part, into systems and/or services, within the Territory; and

(d) develop any Improvements and other products and services based on the Licensed IP in the Territory; and

(e) otherwise use and exploit the Licensed IP to conduct the Business in the Territory.

Section 4.2 The Licensee shall have the right to grant sublicenses under the rights and licenses granted in Section 4.1 to third parties, and the Licensor hereby consents to such sublicensing. The granting of sublicenses will be at the Licensee’s sole and exclusive discretion and the Licensee will have the sole and exclusive power to determine the identity of any sublicensee, the applicable license fees or royalty rates (if any), and other terms and conditions of the sublicense.

Section 4.3 The Licensor shall not, and shall not grant others the right to, make, have made, use, offer to sell, sell, have sold, import or export Licensed Products in the Territory or otherwise use or exploit the Licensed IP in the Territory.

5

ARTICLE 5

IMPROVEMENTS; NEW MARKS

Section 5.1 All right, title, and interest in and to any Improvement made or developed by the Licensor during the Term (“Licensor Improvements”), and all of the Licensor’s applications to register and registrations of the Intellectual Property Rights in Licensor Improvements will, as between the Parties, be and remain the sole and exclusive property of the Licensor. If the Licensor files an application to register the Intellectual Property Rights in a Licensor Improvement anywhere in the Territory, the Licensor shall provide written notice to the Licensee within ten (10) Business Days after the filing date of such application, with a copy of the application and such other details of the Licensor Improvement as the Licensee reasonably requires to effectively evaluate the Licensor Improvement. The Parties shall, in good faith, discuss and mutually agree whether any such Licensor Improvement (and any applications therefor or registrations resulting therefrom) will be deemed to be Licensed IP and covered by the rights and licenses granted to the Licensee pursuant to Section 4.1. Notwithstanding the foregoing, any Licensor Improvement to Licensed IP associated with the Licensed Products enumerated in Section 2.1(s)(i) (and any applications therefor or registrations resulting therefrom) will be deemed to be Licensed IP and covered by the rights and licenses granted to the Licensee pursuant to Section 4.1.

Section 5.2 All right, title, and interest in any Improvement made or developed by the Licensee during the Term (“Licensee Improvements”), and all of the Licensee’s applications to register and registrations of the Intellectual Property Rights in Licensee Improvements will, as between the Parties, be and remain the sole and exclusive property of the Licensee. Licensee hereby grants Licensor a non-exclusive, non-transferable, royalty-free, right and license to use the Licensee Improvements during the Term in connection with the development, manufacturing, researching (including non-clinical and clinical research), testing, and commercialization (including advertising, marketing, promotion, pricing, selling, importing and exporting) of Licensed Products outside of the Territory.

Section 5.3 If the Licensee wishes to use any (a) new translation, transliteration, modification, or stylization of a Licensed Trademark, (b) Licensed Trademark in a new composite mark or domain name not then included in the Licensed IP, (c) Licensed Trademark in connection with a new product or service not then included in the Licensed Products, or (d) Licensed Trademark in a new country or jurisdiction in the Territory (each, a “New Licensed Mark Use”), the Licensee shall submit such proposed New Licensed Mark Use, together with such samples or other information and materials relating to such proposed New Licensed Mark Use as may be reasonably requested by the Licensor, to the Licensor for approval, such approval not to be unreasonably withheld, conditioned, or delayed. The Licensor shall have fifteen (15) days from the date the Licensor receives such samples, information, or materials to object to any such proposed New Licensed Mark Use, and if the Licensor does not respond within such fifteen (15) day period, then the Licensor shall be deemed to have approved such New Licensed Mark Use. Any objection by the Licensor must be in writing and reasonably detailed so as to facilitate cure by the Licensee, who may resubmit the proposed New Licensed Mark Use to address any such objection, and the Licensor shall have an additional five (5) days from the date of such resubmission to object, after which time such resubmitted New Licensed Mark Use shall be deemed approved. The Licensor shall not object to any proposed New Licensed Mark Use unless it (i) constitutes an infringement of any other person’s Intellectual Property Rights, or (ii) could reasonably be expected to impair the value of the Licensed Trademarks and the associated goodwill. Once a New Licensed Mark Use is approved or deemed approved under this Section 5.3, such New Licensed Mark Use shall automatically be included in the definition of Licensed Trademark and covered by the rights and licenses granted to the Licensee pursuant to Section 4.1.

6

ARTICLE 6

ROYALTY

Section 6.1 In consideration of the rights granted under Article 4, the Licensee shall pay to the Licensor a royalty (“Royalty”) as set forth below. However, if the Licensee purchases products manufactured by the Licensor using the Licensed IP, such purchases shall not be subject to royalty payments under this Agreement, and shall be governed by a separate purchase agreement.

(a) Royalty Rate: With respect to the sale of Licensed Products, the Licensee shall pay an annual royalty equivalent to [***] percent ([***]%) of the annual Net Sales.

(b) Royalty Term: Licensee’s obligation to pay the Royalty shall begin on the Effective Date and terminate upon the expiration of the last to expire Valid Claim of a Licensed Patent.

Section 6.2 The Licensor shall issue an invoice for the Royalty, and the Licensee shall pay the invoiced amount in cash to the bank account designated by the Licensor within thirty (30) days from the date of invoice issuance.

Section 6.3 The details of the Royalty, payment schedule, and any additional costs may be adjusted by mutual agreement between the Parties in advance.

Section 6.4 In the event that any portion of the Licensed IP becomes invalidated or expires due to reasons such as invalidation proceedings or expiration of the protection period, the Parties may negotiate in good faith to reduce the Royalty amount under Section 6.1, taking into account the proportion of the extinguished Intellectual Property Rights.

Section 6.5 If, during the Term, the Licensee in its sole discretion takes a fee-bearing license under any Intellectual Property Rights owned by a third party to make, have made, use, offer to sell, sell, have sold, import or export any Licensed Product in any jurisdiction in the Territory, the Licensee may deduct from any Royalty due on the Net Sales of such Licensed Products in that jurisdiction the license fees, royalties, or other amounts paid by the Licensee to such third party for such Licensed Product.

ARTICLE 7

LICENSOR’S OBLIGATIONS AND REPRESENTATIONS & WARRANTIES

Section 7.1 The Licensor shall:

(a) exercise the duty of reasonable care and skill using counsel reasonably acceptable to the Licensee in preparing, filing, prosecuting, maintaining and registering the Licensed IP, including the payment of all maintenance fees, and shall bear all related fees, taxes, public charges, and expenses;

(b) keep the Licensee informed of the filing and progress of all aspects of the prosecution of such applications to register the Licensed IP and the issuance of registrations for any such applications;

(c) provide the Licensee with a copy of such applications, amendments thereto, and other related correspondence to and from all applicable IP Offices, and, to the extent reasonably practicable, afford the Licensee an opportunity to offer its comments thereon before making a submission to an IP Office and the Licensor shall consider the Licensee’s comments in good faith; and

7

(d) notify the Licensee in writing of any changes in the scope or status of such applications or registrations of Licensed IP.

Section 7.2 In the event the Licensor receives any notice related to the maintenance or registration of the Licensed IP, including but not limited to invalidation, cancellation, interference, nullity, opposition, inter partes or post-grant review or similar invalidity, patentability or registrability proceedings in any IP Office, the Licensor shall notify the Licensee in writing within five (5) Business Days of receipt of such notice.

Section 7.3 If the Licensor intends to file any application or request or take any other action that may affect the scope of rights or enforcement of the Licensed IP or the potential abandonment of any Licensed IP, including corrections or trials for corrections, the Licensor shall consult with the Licensee in advance. If the Licensor intends to abandon or otherwise extinguish any of the Licensed IP, the Licensor must notify the Licensee in writing at least sixty (60) days before the due date of any payment or other action that is required to prosecute and maintain such Licensed IP and obtain the Licensee’s prior written consent. The Licensee will have the right, subject to mutual agreement between the Parties, to assume control and direction of the prosecution and maintenance of such Licensed IP at its sole cost and expense in such country, and the Licensor shall, at the Licensee’s request and expense, promptly assign such application or registration to the Licensee and do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as Licensee may reasonably request in furtherance of the assignment, prosecution, maintenance and enforcement of such assigned Licensed IP. Effective as of the effective date of any such assignment under this Section 7.3, such application or registration shall no longer be considered Licensed IP.

Section 7.4 Each Party shall promptly notify the other Party of any actual or potential infringement, misappropriation, dilution, or other unauthorized use of the Licensed IP by any third party (an “Infringement”) of which it becomes aware. Licensor shall have the first right to enforce its rights in any of the Licensed IP, including bringing an action with respect to any Infringement, defend any declaratory judgment action concerning any of the Licensed IP, and take any other lawful action to protect, enforce, or defend any of the Licensed IP, and control the conduct thereof and attempt to resolve any claims relating to any of the Licensed IP. Notwithstanding the foregoing, if within thirty (30) days following either Party’s receipt of a notice provided under this Section 7.4, Licensor does not initiate legal action with respect to any Infringement, or if Licensor subsequently decides not to proceed with any such action, then Licensee shall have the right, but no obligation, to bring or take any such action as it deems necessary to halt any such Infringement and to control the conduct of such action, including the settlement thereof. The Party taking action against any alleged Infringement in accordance with this Section 7.4 (the “Enforcing Party”) shall be responsible for the expenses of such enforcement action, including attorneys’ fees, and the other Party shall provide such assistance as may be reasonably requested by the Enforcing Party, at the Enforcing Party’s expense, in connection with any such enforcement action (including being joined as a party to such action as necessary to establish standing). Any monetary recovery resulting from such enforcement action shall first be used to pay the legal expenses of the Enforcing Party and then to reimburse any legal expenses incurred by the other Party in cooperating in such action as requested by the Enforcing Party, and any remaining amounts shall belong solely to the Enforcing Party.

8

Section 7.5 Upon Licensee’s request, Licensor shall make all necessary filings to record this Agreement, including any necessary redactions, in any IP Office or with any Governmental Authority where it may be permitted or required under applicable law, and any recordation fees and related costs and expenses will be at Licensee’s expense.

Section 7.6 The Licensor represents and warrants that the execution and performance of this Agreement and compliance with its terms: (a) do not violate any applicable laws or any agreements to which the Licensor is bound, and (b) do not infringe upon any Intellectual Property Rights or other lawful rights of any third party.

Section 7.7 The Licensor further represents and warrants that:

(a) As of the Effective Date, the Licensed IP constitutes all of the Intellectual Property Rights owned or licensed by the Licensor that are necessary or useful for the Licensee to make, use, offer to sell, sell, and import the Licensed Products in the Territory and otherwise conduct the Business in the Territory;

(b) it is the sole and exclusive owners of the entire right, title, and interest in and to the Licensed IP;

(c) it has, and throughout the Term will retain, the right to grant the licenses granted to the Licensee hereunder;

(d)except for the rights granted by the Licensor to certain designated distributors (the “Prior Distributors”) prior to the Effective Date, which are limited solely to the use of the Licensed IP in connection with the distribution of the Licensed Products in specified countries, including the United States, Chile, and Colombia, as notified separately in writing by the Licensor, Licensor has not granted, and is not under any obligation to grant to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed IP that conflicts with the rights and licenses granted to the Licensee hereunder. Upon the expiration or termination of Licensor’s agreements with the Prior Distributors, any future distribution or supply of the Licensed Products in the applicable countries in the Territory shall be conducted under a new agreement to be executed between the Licensee and the applicable party, and the Licensor shall not enter into any new agreement related to such countries in the Territory without the Licensee’s prior written consent;

(e) it has complied in all material respects with all applicable laws in connection with the prosecution of the Licensed IP, including any disclosure requirements of any IP Office, and has timely paid all filing and renewal fees payable with respect thereto; and

(f) there is no settled, pending or threatened litigation, claim, or proceeding alleging that any Licensed IP is invalid or unenforceable (including any cancellation, interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability or registrability proceedings before any IP Office), and it has no knowledge after reasonable investigation of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding.

9

ARTICLE 8

LICENSED SOFTWARE

Section 8.1 During the Term, Licensor shall provide Licensee, at no additional charge, with (a) all Maintenance Releases and (b) all New Versions of the Licensed Software that the Licensor may release from time to time. All Maintenance Releases and New Versions provided under this Agreement will constitute Licensed Software and be subject to the terms and conditions of this Agreement.

Section 8.2 Licensor acknowledges the importance of ongoing maintenance and support for the Licensed Software. Licensor agrees that, prior to any event that would reasonably prevent Licensor from providing updates, maintenance, or support, Licensee shall be given reasonable opportunity and access to necessary materials and documentation (including access to and a copy of the source code for the Licensed Software) to enable Licensee to independently maintain, update, and operate the Licensed Software. Licensor shall cooperate in good faith to facilitate this transition and ensure Licensee’s uninterrupted use and development of the Licensed Software.

ARTICLE 9

PROHIBITION OF ASSIGNMENT

Section 9.1 Neither Party may assign, delegate, transfer, or provide as collateral any or all of its rights or obligations under this Agreement, or any portion of the Licensed IP, to any third party without the prior written consent of the other Party; provided, however, that either Party may assign, delegate, or otherwise transfer, in whole or in part, with the other Party’s consent (a) to an Affiliate or (b) in connection with the transfer or sale to a third party of all or substantially all of the business or assets of such Party to which this Agreement relates.

ARTICLE 10

CONFIDENTIALITY

Section 10.1 The term “Confidential Information” shall mean all proprietary information, data, trade secrets, business information and other information of any kind whatsoever that (a) a Party (“Discloser”) discloses, in writing, orally or visually, to the other Party (“Recipient”) or (b) to which Recipient obtains access in connection with, or otherwise in the course of, the negotiation or performance of this Agreement, and that relates to the Discloser, its business, finances, technology, products, services or representatives.

Section 10.2 Each of the Parties, as Recipient, hereby agrees on behalf of itself and its employees, officers, Affiliates and subcontractors that Confidential Information will not be disclosed, redisclosed, or made available to, or used by, any person for any reason whatsoever, other than on a “need to know basis” to carry out the purposes for which Discloser disclosed such Confidential Information to Recipient and then only to (a) its Affiliates and its and their representatives, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Article 10; or (b) as required by law or as otherwise permitted by this Agreement. The restrictions set forth herein shall apply both during the Term and after the termination of this Agreement. Prior to any disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the Discloser’s reasonable, lawful efforts, at the Discloser’s sole cost and expense, to obtain a protective order or otherwise resist, limit or delay such disclosure.

10

Section 10.3 Upon the termination or expiration of this Agreement, or at any time upon the request of the Discloser, Recipient shall return all Confidential Information in its possession or control; provided, however, that Recipient shall not be obligated to return, prior to the termination or expiration of this Agreement, Confidential Information it is required to have or use in order to exercise its rights or perform its obligations hereunder unless Recipient is in breach of its obligations under this Article 10.

Section 10.4 The obligations of confidentiality in this Article 10 shall not apply to any information which:

(a) is or becomes generally available to the public other than as a result of Recipient’s breach of this Article 10;

(b) is or becomes available to Recipient on a non-confidential basis from a third-party source that, to the Recipient’s knowledge, was not legally or contractually restricted from disclosing such information;

(c) Recipient establishes by documentary evidence, was in Recipient’s possession prior to Discloser’s disclosure hereunder; or

(d) Recipient establishes by documentary evidence, was or is independently developed by Recipient without use of or reference to Confidential Information.

ARTICLE 11

TERMINATION OF AGREEMENT; EFFECT OF TERMINATION

Section 11.1 Either Party may terminate this Agreement immediately by written notice upon the occurrence of any of the following events:

(a) Licensee is no longer actively engaged in the Business for a period of twelve (12) consecutive months;

(b) The other Party becomes unable to continue normal business operations;

(c) The other Party violates any applicable laws in connection with the performance of this Agreement; or

(d) Changes in laws, government policies, or regulations make it impossible or reasonably impracticable to achieve the purpose of this Agreement or to perform obligations under this Agreement.

11

Section 11.2 If the Licensor (a) breaches its restrictions under Section 4.3, obligations or representations under the Article 7, or obligations under Sections 5.1; (b) ceases to provide, maintain, support or update the Licensed Software in the ordinary course of its business, or fails to perform its obligations under Section 8.1; or (c) violates Article 9 by assigning all or any part of the Licensed IP to a third party, the Licensee may terminate this Agreement immediately by written notice.

Section 11.3 Any other matters related to termination of this Agreement shall be determined by separate mutual agreement between the Parties.

Section 11.4 Upon the expiration of the last to expire Valid Claim of a Licensed Patent in any country in the Territory with respect to any Licensed Product, the Licensee will have a perpetual, irrevocable, fully paid-up, royalty-free right and license to subsequently make, have made, use, offer to sell, sell, have sold, import and export in that country any and all products that were previously Licensed Products and shall have no further obligations to the Licensor in that country with respect to such Licensed Products.

Section 11.5 The rights and obligations of the Parties set forth in this Section 11.5, Section 11.4 and Articles 2, 6, 7, 10, 12 and 13, and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

ARTICLE 12

LIABILITY FOR DAMAGES; INDEMNIFICATION; LIMITATION OF LIABILITY

Section 12.1 If either Party causes damage to the other Party due to intentional misconduct or negligence, the responsible Party shall be liable to compensate the other Party for such damages.

Section 12.2 The Licensor shall indemnify, defend, and hold harmless the Licensee and its Affiliates, and each of the Licensee’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) from and against all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs and expenses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from (a) the Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement or (b) an Indemnitee’s actual or alleged infringement of a third party’s Intellectual Property Rights as a result of such Indemnitee’s use of the Licensed IP.

Section 12.3 TO THE FULLEST EXTENT PERMITTED BY LAW, THE LICENSEE WILL NOT BE LIABLE TO THE LICENSOR OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

12

ARTICLE 13

MISCELLANEOUS

Section 13.1 Governing Law. All of the terms, conditions, and other provisions of this Agreement shall be interpreted and governed by reference to the laws of the State of New York, and any dispute arising therefrom and the remedies available shall be determined in accordance with such laws without giving effect to the principles of conflicts of law.

Section 13.2 Dispute Resolution.

(a) If a dispute arises between the Parties, the Parties agree that they will first attempt in good faith to resolve any such dispute in an amicable and mutually satisfactory manner. In the event such efforts are unsuccessful after thirty (30) days, either Party may serve a notice of arbitration (“Notice of Arbitration”) on the other Party. The Notice of Arbitration shall be personally delivered or sent by prepaid registered airmail, air courier of facsimile, and shall be effective on receipt thereof by the Party to whom it is addressed. Proof of receipt shall be a receipt signed by any officer or responsible official of the Party to whom it is addressed. The Notice of Arbitration shall be dated and shall specify the claims or issues that are to be subjected to arbitration; provided, however, that nothing herein shall be construed to limit subsequent modifications made in a reasonably timely manner.

(b) Any arbitration hereunder shall be conducted in the English language in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (“Rules”) by a single arbitrator appointed in accordance with said Rules. Any such arbitration shall be held in New York County, State of New York, USA. Neither Party shall have ex parte communications with the arbitrator. The arbitrator shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. Judgment upon such award may be entered in any court of competent jurisdiction or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. In order to hear any dispute hereunder, the arbitrator appointed in accordance herewith and the results of any arbitration hereunder shall be treated as Confidential Information hereunder in respect of which each Party has the rights of a Discloser, and the obligations of a Recipient, hereunder. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, (i) it will not request, and the Arbitrator shall not have the authority to award equitable or other non-monetary relief of any type, and any award of damages shall in all cases be limited to monetary damages and (ii) the arbitrator shall not be competent to resolve disputes relating to the ownership, validity or enforceability of the Intellectual Property Rights hereunder, which shall be reserved for determination by courts of law in the jurisdiction where such Intellectual Property Rights are issued. The Parties agree that (A) they shall share equally the fees and expenses of the arbitrator and (B) each Party shall bear its own attorneys’ fees, witness, travel, consultant fees and associated costs and expenses.

13

(c) Notwithstanding the above, nothing herein shall prohibit either Party from seeking, from a court of competent jurisdiction and without resorting to arbitration hereunder, injunctive or other equitable relief in connection with a breach or threatened breach of a Party’s confidentiality obligations.

Section 13.3 Bankruptcy. All rights and licenses granted by the Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). The Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, the Licensor acknowledges and agrees that, if the Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a) subject to the Licensee’s rights of election under Section 365(n) and any other bankruptcy, insolvency and similar laws with respect to this Agreement, all rights, licenses, and privileges granted to the Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by the Licensor’s rejection of this Agreement; and

(b) the Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in the Licensee’s possession, shall be promptly delivered to the Licensee or its designee, unless the Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

(c) Notwithstanding anything to the contrary herein, the provisions of this Section 13.3 apply solely to intellectual property rights governed by the United States Bankruptcy Code. The Parties acknowledge that bankruptcy, insolvency, or similar laws in other jurisdictions, including other countries in the Americas, may differ, and any such rights, protections, or remedies under those laws are subject to local legal requirements. The Parties agree to comply with applicable local laws and to consult local counsel as necessary in the event of insolvency or bankruptcy proceedings outside of the United States.

Section 13.4 Amendment of Agreement; Waivers.

(a) If any part of this Agreement requires amendment, modification or recission, such amendment, modification or recission shall be made and effective only by mutual written agreement between the Parties. Unless otherwise specified in such written agreement, the amended, modified or rescinded provisions shall become effective on the following day.

(b) No delay, failure or waiver of either Party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. Any waiver by either Party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision of this Agreement.

14

Section 13.5 Entire Agreement. This Agreement supersedes all prior oral and written agreements and understandings and constitutes the entire agreement between the Parties with respect to the subject matter hereof.

Section 13.6 Supplementary Agreements. The Parties may execute supplementary agreements to supplement the contents of this Agreement or to address matters not specified herein, and such supplementary agreements shall be effective only if in a writing signed by both Parties. Any supplementary agreement under this Section 13.6 shall be valid to the extent that it does not conflict with or violate the provisions of this Agreement.

Section 13.7 Language. This Agreement has been originally executed in Korean. The English version is provided for reference and convenience only. In the event of any discrepancy or conflict between the Korean and English versions, the English version shall control and prevail.

Section 13.8 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender or neuter gender include all genders. Unless the context otherwise requires, references in this Agreement: (i) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

15

Section 13.9 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, facsimile or e-mail of a PDF document (with confirmation of transmission), nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Notices shall be deemed to have been duly given on the date of personal delivery; on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the receiving Party, or on the next Business Day if sent after normal business hours of the receiving Party; or upon receipt of confirmation of delivery by certified or registered mail if delivered by nationally recognized overnight courier to the addresses and to the attention of the person identified below:

Notice to the Licensor:	ROKIT HEALTHCARE Inc.
12F, 9 Digital-ro 10-gil
Geumcheon-gu Seoul, Republic of Korea
	Attention:	Seok Hwan You, CEO (shyou@rokit.co.kr)

	cc:	Minkyoug Choi, CLO (minkyoung.choi@rokit.co.kr)

Notice to the Licensee:	ROKIT America Inc. 3435 Wilshire Blvd, Ste 2925 Los Angeles, CA 90010, USA
	Attention:	Seok Hwan You, CEO (shyou@rokit.co.kr)

	cc:	Hayoung Kim, CFO (hykim@rokitamerica.com)

Section 13.10  Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

Section 13.11  Effectiveness of Agreement. This Agreement shall become effective on the Effective Date.

[blank for sealed or signed below]

16

In witness whereof, this Agreement has been executed in two (2) original copies, each signed or sealed by the Parties, with one copy to be retained by the Licensor and one by the Licensee.

August 27, 2025

Licensor

/s/ Seok Hwan You

Seok Hwan You, CEO

ROKIT HEALTHCARE Inc.

12F, 9, Digital-ro 10-gil, Geumcheon-gu,

Seoul, Republic of Korea

Licensee

/s/ Seok Hwan You

Seok Hwan You, CEO

ROKIT America Inc.

3435 Wilshire Blvd, Ste 2925,

Los Angeles, CA 90010, USA

Signature Page to Intellectual Property License Agreement

Appendix 1

1.      Licensed Patents

Appendix 1 to Intellectual Property License Agreement